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                                                                   Exhibit 10.21

                          SUPPLY AND EQUIPMENT PURCHASE
                                    AGREEMENT


         This Supply and Equipment Purchase Agreement (this "Agreement") is made and entered into as of March __, 2002 (the "Effective Date") among ENSINGER VEKTON, INC., a New Jersey corporation ("Vekton"), PUTNAM PRECISION MOLDING, INC., a Connecticut corporation ("PPM" and, together with Vekton, "Supplier"), POLYCHEM CORPORATION, a Pennsylvania corporation ("Polychem"), and ECESIS, LLC, a Delaware limited liability company ("ECESIS" and, together with Polychem, "Purchaser").

                                    PREAMBLE


         Polychem, as part of its business, engages in the manufacturing of molded plastic products, including wastewater treatment and cast nylon buckets (the "Polychem Products"). Polychem's business of manufacturing Polychem Products is referred to hereinafter as the "Business".

         Purchaser desires to purchase from Supplier, during the term of this Agreement, all of its requirements of the products listed on Exhibit A (as such schedule may be amended from time to time in accordance with the terms hereof or by mutual agreement of the parties, the "Products"), and Supplier desires to supply, sell and provide the Products to Purchaser, all upon the terms and conditions of this Agreement;

         In addition, in order to enable Supplier to produce sufficient quantities of Products to meet its obligations hereunder, Polychem desires to sell to Supplier, and Supplier desires to purchase from Polychem, certain of Polychem's assets as identified in Section 12 hereof, all upon the terms and subject to the conditions set forth herein.

         Therefore, the parties agree as follows with the intent to be legally bound.

                                    AGREEMENT

         1.       Purchase and Sale of Products.

         1.1 General. During the Term (as defined in Section 7.1 below), Purchaser will place orders for and will purchase from Supplier all of its requirements and all requirements of the Affiliates (as defined below) of Polychem and ECESIS for Products, which purchases shall not total less than $2,500,000 during any Contract Year (as defined below) during the Initial Term (as defined in Section 7.1 below) (the "Purchase Commitment"). The Purchase Commitment will be on a take-or-pay basis. If, during any Contract Year, the Purchaser fails to meet the Purchase Commitment for such year, Purchaser shall pay the Supplier, within 15 days after the end of such Contract Year, an amount (the "Penalty Amount") equal to the difference between (a) the full Purchase Commitment ($2,500,000) less the Direct Cost (as defined below) that Supplier in good faith determines it would have incurred in order to produce $2,500,000 of Products during such Contract Year (assuming that Purchaser had purchased the full Purchase Commitment by ordering the respective Products in the same proportion as the Products that Purchaser actually ordered during such Contract
Year), and (b) the amount of Products actually purchased by Purchaser during such Contract Year less Supplier's actual Direct Cost for such purchased Products; provided, however, that the Penalty Amount for any Contract Year shall not be less than 15% of the difference between (x) the full Purchase Commitment ($2,500,000) and (y) the actual purchases made by Purchaser during such Contract Year. For purposes of calculating the amount of Products actually Purchased by Purchaser during any given Contract Year (other than the first Contract Year), Purchaser shall be entitled to include any purchases of Products actually made during the previous Contract Year to the extent that such purchases exceeded the Purchase Commitment during such Contract Year.


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         For purposes of this Agreement, (i) "Direct Cost" means the standard cost for each Product, comprised of the sum of material, direct labor and overhead costs; (ii) "Contract Year" shall mean the twelve-month (12) period commencing on March 1 of a calendar year (or, in the case of the initial Contract Year, the Effective Date) and ending on the last day of February of the following calendar year; and (iii) "Affiliate" of Purchaser shall mean Polychem, ECESIS, Conmat Technologies, Inc. d/b/a Conmatech.com, the parent of Polychem ("Parent"), and any other person or entity controlling, controlled by or under common control with Polychem or ECESIS.

         1.2 Delivery Term. Except as may be otherwise agreed between the parties, all Products are sold to Purchaser FCA (INCOTERMS 2000) ("FCA") the facility of Vekton located at Grenloch, New Jersey or the facility of PPM located at Putnam, Connecticut (as applicable) (the "Supplier Facility").

         1.3 Terms and Conditions of Sale. Unless otherwise stated in this Agreement, all sales of Products to Purchaser shall be governed by the Supplier's then applicable Standard Terms and Conditions of Sale, a copy of the current version of which is attached hereto as Exhibit B (the "Terms and Conditions"), as the same may be amended from time to time.

         1.4 Credit for Purchases. For purposes of Section 1.1, Products shall be deemed to have been purchased on the date on which such Products are shipped by Supplier, provided that Products shipped to Purchaser during such Contract Year pursuant to an invoice that is not paid within 60 days from the date of the invoice shall not be deemed to have been purchased during such Contract Year. If any Products are scheduled to be shipped during a given Contract Year but are not actually shipped until the following Contract Year and such delay in shipping did not result from any act or failure to act of Purchaser, then, for purposes of this Section only, the Products shall be deemed to have been shipped as of the originally scheduled shipping date.

         1.5 Molds. The parties acknowledge that Purchaser will provide Supplier with certain proprietary molds owner by Purchaser (the "Molds") to enable Supplier to perform its obligations under this Agreement and hereby grants Supplier the full right to use such Molds to provide Purchaser with Products hereunder. Purchaser shall retain full responsibility for maintenance and repair of the Molds at its sole expense. The Molds will be stored and used at the Supplier's facility or facilities but shall remain the sole property of the Purchaser except as otherwise set forth herein. Notwithstanding the foregoing, during the term of this Agreement, Purchaser shall not be entitled to, and shall not, move the Molds from Supplier's facility or facilities.

                                      -2-
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         2. Purchase Orders. Products may be purchased by Purchaser at any time and from time to time through the issuance of purchase orders. Notwithstanding that a purchase order may not refer to this Agreement, any purchase order for Products issued during the Term will be deemed to have been issued pursuant to this Agreement and will be governed by the terms and conditions of this Agreement; provided that in the event any terms and conditions of a purchase order are contrary to or in conflict in any manner with the terms and conditions of this Agreement, this Agreement will control and supersede to the extent of any such conflicting terms and conditions, unless the parties expressly agree to the contrary in writing. All purchase orders for Products submitted will state the following information as applicable:

                  (i) purchase order number by which such order shall be identified;

                  (ii) description of Products by type, name or number, which may include drawings and/or specifications;

                  (iii) quantity or lots and assortments ordered, including packaging and inspection requirements;

                  (iv) desired delivery dates and quantities or lots to be received on each such date; and

                  (v) the shipping address to which the Products are to be delivered.

         3. Delivery, Taxes and Inspection.

         3.1. Delivery and Inspection. Supplier will arrange for delivery of the Products (at Purchaser's cost) in accordance with Purchaser's written instructions, to the address specified in the purchase order, and title to, and risk of loss or damage to, the Products will pass to Purchaser upon delivery by Supplier, FCA Supplier Facility. The Initial Price (as defined in Section 4.1) and any Reset Price exclude any and all insurance, shipping, freight, packing and other delivery charges, all of which charges shall be paid by Purchaser upon receipt of an invoice therefor from the Supplier. Delivery of the Products to the first carrier shall constitute delivery to Purchaser, whereupon risk of loss is transferred to Purchaser, and all claims for loss or damage in transit or for non-delivery shall be made by Purchaser against the carrier. At Supplier's option, Products may be shipped in advance of the requested shipment date or in installments unless otherwise instructed in the purchase order. All delivery information (including time for shipment) is approximate. Supplier's sole responsibility is to use reasonable commercial efforts to meet specified shipment dates. Purchaser expressly absolves Supplier from any liability for any loss or damage resulting from a failure to deliver or delays in delivery caused by any conditions related to, or caused by, failure to process or inaccurate processing of time-sensitive information and/or mechanisms, a labor dispute (e.g. strike, slowdown or lockout), fire, flood, governmental act or regulation (e.g. denial of export licenses), riot, inability to obtain supplies or shipping space, plant breakdown, power failure, delay or interruption of carriers, accidents, acts of God or other causes beyond Supplier's control. notwithstanding the above, Supplier shall not be liable for any damage or penalties whatsoever, whether indirect, incidental, special or consequential, resulting from Supplier's failure to deliver or delay in delivery for any reason. Overages and shortages of 10% or less ("Permitted Shortages") are allowed. Within 30 business days of receipt, Purchaser shall inspect the Products. Unless Purchaser notifies Supplier in writing of any nonconformities within 45 business days of receipt, Purchaser shall be deemed to have accepted the Products without qualification, and cannot, thereafter, reject any Products. Once used, Products are deemed to be fully conforming to this Agreement.

         3.2. Taxes and Other Charges. Purchaser will be responsible for and will reimburse Supplier upon receipt of invoice or shall pay directly if so requested by Supplier all taxes, charges, levies and assessments (including all applicable sales and use taxes) imposed by any federal, state or local governmental or taxing authority upon and relating to the purchase or sale of Products or the use or possession of Products, excluding, however, any and all taxes computed on the income of Supplier. To the extent Supplier is required by law to collect such taxes (federal, state or local), one hundred percent (100%) thereof shall be added to invoices as separately stated charges and paid in full by Purchaser unless Purchaser is exempt from such taxes and furnishes Supplier with a certificate of exemption in a form reasonably acceptable to Supplier prior to issuance of such invoice.

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         4. Purchase Price.

         4.1. Initial Price. Purchaser agrees to pay Supplier, and Supplier agrees to accept, as full payment for any Product sold and delivered to Purchaser hereunder, the Initial Price unless and until increased or decreased from time to time as provided in Section 4.2 (the "Reset Price"), or as otherwise provided under Section 6. "Initial Price" means the purchase price with respect to each applicable Product as set forth on Schedule 4.1 unless and until adjusted in accordance with the terms and conditions of this Agreement.

         4.2. Price Adjustment.

                  (a) Annual Price Adjustment. Effective on the first day of each Contract Year, the Initial Price or then applicable Reset Price for such Product shall be increased in direct proportion to the increase (if any) in the Producer Price Index [announced by the United States Department of Commerce as published in the Wall Street Journal] (the "Index") as of the end of the calendar month immediately prior to the first day of such Contract Year as compared to the Index as of the end of the last calendar month of the previous Contract Year. Notwithstanding any contrary provision hereof, the Reset Price for a Product resulting from an adjustment under this Section 4.2(a) (i) shall in no event be less than the last Reset Price established during the preceding Contract Year for such Product pursuant to Section 4.2(b), and (ii) shall in no event be less than the price in effect on the last day of the prior Contract Year increased proportionately to reflect any increase in raw materials costs (which increase shall be supported by reasonable documentation delivered by Supplier to Purchaser) that has not been reflected in a previous price adjustment under Section 4.2(b).

                  (b) Interim Price Adjustment. In the event Supplier incurs an increase in raw materials costs with respect to any Product of an amount shown in the table set forth below since the date of the most recent price adjustment under Section 4.2(a) or this Section 4.2(b), Supplier shall have the right to increase the Initial Price or the then-prevailing Reset Price so that the new applicable Reset Price reflects such increase:

              Injection molded chain P/N 631-10559 (Celanex material)   5%
              Other injection molded items                              7%
              Cast nylon stub shafts and bull sprockets                 10%
              Other cast nylon items                                    15%


Supplier shall provide Purchaser with written notice of any such price increase together with reasonable documentation evidencing the increase in raw material costs. Any increase from the Initial Price or Reset Price, if any, for a Product in accordance with this subsection shall be effective only upon thirty (30) days prior written notice to Purchaser and shall apply to each order for such Product received after such effective date. Such increase also shall also apply to (i) each order for such Product received prior to the date of Supplier's notice of such price increase, but only to the extent the Products ordered are to be delivered on or after the date three (3) months following the date of Supplier's notice of such price increase, and (ii) to each order received after the date of such notice but before the effective date of such price increase, but only to the extent the Products ordered are to be delivered on or prior to the effective date of such price increase.

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         5. Payment. Terms of payment by Purchase to Supplier for Products will be net sixty days (60) days from the date of invoice. The total aggregate amount of invoices of Purchaser outstanding at any time shall not exceed $400,000 (the "Credit Limit"). Supplier may reject any order from Purchaser, without liability or penalty, if any invoice of Purchaser is past due or if accepting such order would cause the total aggregate amount of outstanding invoices of Purchaser to exceed the Credit Limit. In addition, if payment is not made when due, Supplier may suspend all future delivery or other performance with respect to Purchaser without liability or penalty and, in addition to all other sums payable hereunder, Purchaser shall pay to Supplier (i) the reasonable costs and expenses incurred by Supplier in connection with all actions taken to enforce collection or to preserve and protect Supplier's rights hereunder, whether by legal proceedings or otherwise, including without limitation reasonable attorneys' fees, court costs and other expenses and (ii) interest on all amounts unpaid after 60 days charged at the monthly rate of 1-1/2% or the highest rate permitted by law, whichever is lower. Notwithstanding the foregoing, prior to the date on which all amounts outstanding under the Note (as defined in Section
12.5 below) have been paid in full (the "Discharge Date"), Purchaser shall be entitled to withhold an amount equal to 15% of the amount due under any invoice hereunder. Such withheld amount shall be held or transferred to Polychem (or to a third party, including GE Capital Corporation ("GE Capital"), The Budd Company ("Budd") and Textron Financial Corporation ("Textron")), pursuant to Section 12(c) below), and such withheld amount shall automatically be credited against Supplier's payment obligation under the Note. Supplier may, in its sole discretion, adjust the Credit Limit based on Purchaser's payment history with Supplier and purchase levels under this Agreement.

         6. New Products and Improved Products; Packaging Changes.

         6.1. New Products. Supplier will promptly offer and make available to Purchaser, on the same pricing terms as set forth in Section 4 above, any alternative or new or subsequent generation products or versions thereof manufactured, sold or supplied by Supplier which are in the same product line as the Products or, but only at Supplier's election, in a product line complimentary to the Products (in any case, collectively, the "New Products"), which New Products shall be deemed Products hereunder upon the parties' good faith agreement as to revised specifications with respect to such New Products.

         6.2. Improved Products. Any proposed improvements, upgrades, enhancements, developments and changes to any Product (collectively, the "Improved Products") will be promptly offered and made available to Purchaser and shall be incorporated in and deemed to be Products hereunder upon the parties' good faith agreement as to revised specifications with respect to such Improved Products.

         6.3. Testing. Purchaser reserves the right, at Purchaser's sole cost, and Supplier shall provide Purchaser all such necessary information, data, samples and materials as Purchaser may request or require to enable Purchaser to, inspect, test, evaluate and confirm fully to Purchaser's satisfaction the performance and quality of any proposed New Products or Improved Products.

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         7. Term and Termination.

         7.1. Term. This Agreement will be for an initial term of five (5) years following the Effective Date (the "Initial Term") and will be automatically extended for successive one (1) year periods (each a "Renewal Term" and, together with the Initial Term, the "Term"), unless either party elects to terminate this Agreement upon written notice to the other party no less than one hundred and eighty (180) days prior to the end of Initial Term or any Renewal Term (as applicable), or unless earlier terminated as set forth herein.

         7.2. Termination. This Agreement may be terminated, in whole or in applicable part relating to the Product(s) affected and other relevant portions of this Agreement (all of which, the parties acknowledge and agree, are severable and divisible), by either party (or the indicated party) upon the occurrence of any of the following:

                  (a) Upon written notice if a material default or breach by the other party has not been cured within thirty (30) days after written notice has been provided to the defaulting party.

                  (b) Immediately if and upon the occurrence of any one of the following events: (i) the other party hereto files a voluntary petition in bankruptcy; (ii) an involuntary petition in bankruptcy is filed against such other party hereto and is not removed within sixty (60) days after the filing thereof; (iii) such other party hereto is adjudicated bankrupt; (iv) such other party hereto makes an assignment for the benefit of its creditors; (v) a court assumes jurisdiction of the assets of such other party hereto under a federal bankruptcy or reorganization act or otherwise; or (vi) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of such other party hereto.

                  (c) By Supplier immediately upon written notice to Purchaser if (i) the letter agreements described in Section 12.2(b) below have not been delivered to Supplier on or before April 30, 2002, or (ii) if the instruments described in Section 12.2(c) below have not been delivered to Supplier on or before May 31, 2002.

         8. Warranty, Limitation; Remedy; and Insurance.

         8.1. Warranty. Subject to the warranty limitation set forth in Section
8.2 below, Supplier warrants that the Products sold hereunder will substantially conform to the applicable specifications and will be free from defects in material and workmanship for one year after shipment FCA, under normal and proper use and service. Drawings prepared by Supplier and approved by Purchaser shall be deemed the correct interpretations of the work to be performed even if inconsistent with the plans and specifications. Upon resale, Purchaser agrees to extend to its customers no greater warranties, and limit its liability and remedies to the same extent, as those set forth herein.

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         8.2 Warranty Limitation. The warranty and remedies for breach of warranty provided for in this Agreement do not cover, and Supplier shall not be liable for, (i) abnormal wear and tear or damage caused by use or handling which is improper or contrary to the instructions published by Supplier, (ii) improper storage of Products, including storage of Products unprotected from weather and other job conditions, (iii) any cause beyond the control of Supplier, including without limitation conditions caused by movement, settlement or structural defects of the environment in which the Products are installed, fire, wind, hail, flood, lightning or other acts of God, any conditions related to, or caused by, failure to process or inaccurate processing of time-sensitive information and/or mechanisms, intentional acts, accidents, negligence or exposure to harmful chemicals, pollutants or other foreign matter or energy, or
(iv) any damage to the finish of the Products after they leave Supplier's facility. Items repaired or replaced and designs corrected under warranty are warranted only for the remainder of the original warranty period. All Product literature is for illustrative purposes only and does not contain a warranty of any kind. Supplier's advice relating to the technical usage of the Products or the intellectual property rights of others, whether provided orally or in writing or through the provision of test results, is given in accordance with Supplier's best knowledge at that time, but shall at all times be deemed to be non-binding. Such advice does not relieve Purchaser from the obligation, and Purchaser accepts full responsibility, to confirm for himself the suitability of the Products for the intended purpose(s). THE WARRANTY SET FORTH IN SECTION 8.1 IS STRICTLY LIMITED TO ITS TERMS AND IS IN LIEU OF ALL OTHER WARRANTIES, GUARANTEES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW, COURSE OF DEALING, USAGE OF TRADE OR OTHERWISE, SPECIFICALLY EXCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         8.3 Remedy. Purchaser's sole and exclusive remedy, and Supplier's only obligation for breach of warranty hereunder, shall be, at Supplier's option in its sole discretion, to (i) repair or replace the defective Product which fails within the one year warranty period, free of charge, provided that Purchaser promptly notifies Supplier of such failure and, after receipt of prior written authorization from Supplier, returns such Product to the place requested by Supplier, freight prepaid, and thereupon Supplier finds such to be defective or
(ii) issue a credit equal to the price of the defective Product which fails within the one year warranty period. Purchaser must pay all related costs of repair or replacement, including removal, installation or reinstallation costs. Supplier's personnel must be granted access to inspect the Products claimed to be defective at the site of their installation or use.

         8.4 Disclaimer; Limitation of Liability, Time For Claims. Purchaser agrees that Supplier shall not be liable for incidental, special, INDIRECT or consequential or other similar damages including but not limited to loss of profit or revenues, damage for loss of use of the Products, damage to property, claims of third parties, including personal injury or death on account of use of the Products or failure of Supplier to warn against or instruct on, or adequately warn against or instruct on, the dangers of the Products or the safe and proper use of the Products, whether or not Supplier has been advised of the potential for such damages. Supplier's total liability hereunder from any cause whatsoever (except liability from personal injury caused by Supplier's negligence), whether arising under contract, warranty, tort (including negligence), strict liability, products liability or any other theory of liability, will be limited to the lesser of Purchaser's actual damages or the price paid to Supplier for the Products that are the subject of Purchaser's claim. All claims against Supplier must be brought within one year after the cause of action arises, and Purchaser expressly waives any longer statute of limitations.

         8.5 Insurance. During the term of this Agreement, Supplier shall maintain comprehensive product liability insurance with respect to the supply of the Product by Supplier which is reasonable as to amount and coverage as are adequate to cover the obligations under this Agreement and as are appropriate for companies of like size, taking into account the scope of activities contemplated herein.

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         9. Force Majeure.

         9.1 Occurrence of Force Majeure. No party is liable for any failure to perform its obligations under this Agreement (other than obligations to make payments of money) if such performance has been delayed, interfered with or prevented by an event of Force Majeure.

         9.2 Definition. As used in this Agreement, "Force Majeure" means any circumstances whatsoever which are not within the reasonable control of the party affected thereby, including without limitation an act of God, war, insurrection, riot, strike or labor dispute, shortage of materials, fire, explosion, flood, government requisition or allocation, breakdown of or damage to plant, equipment or facilities, interruption or delay in transportation, fuel supplies or electrical power, embargo, boycott, order or act of civil or military authority, legislation, regulation or administrative rules, or any inability to obtain or maintain any governmental permit or approval. The party who declares Force Majeure will give prompt notice to the other party of such declaration.

         9.3 Removal of Force Majeure. If the performance of any obligation has been delayed, interfered with or prevented by an event of Force Majeure, then the party affected by such event will take such actions as are reasonably available to remove the event of Force Majeure or to mitigate the effect of such occurrence, except that labor disputes will be settled at the sole discretion of the party affected thereby.

         9.4 Obligations Suspended. If an event of Force Majeure occurs, the obligations of the parties under this Agreement (other than obligations to make payments of money) will be suspended during, but not longer than, the continuance of the event of Force Majeure. Neither Supplier nor Purchaser will be liable for any delay in or failure of performance to the extent due to causes which are beyond its reasonable control and not reasonably foreseeable and avoidable, including, but not limited to, an act of governmental or military authorities, war, riot, strike, lockout, catastrophic "acts of God," including, without limitation, fire, earthquake, flood, disaster and accident, embargo, import quotas or other import restrictions. When either Supplier or Purchaser claims an excuse for non-performance under this Section, it shall give prompt notice in writing to the other party specifying the nature and extent of such force majeure event, when it commenced and the estimated duration thereof and shall use all reasonable efforts to avoid or remove such causes or mitigate the effects of non-performance. If and to the extent of any delay which is excused pursuant to this Section, the relevant delivery dates for the Products and other excused performance dates will be deemed extended for a period of time equal to the period of such excused delay and the parties may mutually agree on new delivery or performance dates to apply at the conclusion of such extension period. When only a part of Supplier's capacity to perform is affected by the conditions described in or contemplated by this Section, then during such period in which Supplier is unable to fully perform, Supplier shall allocate available products to Purchaser on a first priority basis and thereafter may allocate available products among its various other customers. Notwithstanding any of the foregoing, Purchaser shall be permitted, without regard for the provisions of this Agreement, to purchase the remainder of its requirements not supplied by Supplier, even if such non-supply is excused hereunder, from a third-party supplier until such time as Supplier can adequately fill Purchaser's orders for Product.

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         10. Confidentiality.

         10.1. Confidentiality. Each party (the "Recipient") acknowledges that by reason of its relationship to the other party (the "Disclosing Party") hereunder, it and its affiliates will have access during the Term to certain confidential and/or proprietary information and materials concerning the Disclosing Party's and the Disclosing Party affiliates' business and operations, business, product plans, technical or non-technical data, specifications, formulae, patterns, compilations, devices, methods, techniques, drawings, processes, designs, lists of actual or potential customers, suppliers or vendors (the "Confidential Information") which is of substantial value to the Disclosing Party and such affiliates, the value of which would be significantly impaired if such information were disclosed to third parties. The Disclosing Party and its affiliates retain for themselves all of their respective ownership rights in and to all such Confidential Information except to the extent licensed or otherwise transferred to Disclosing Party as expressly provided by this Agreement. Throughout the Term and indefinitely thereafter, the Recipient shall keep, and shall ensure that its affiliates, directors, officers, employees, subcontractors and agents keep all Confidential Information acquired from the Disclosing Party pursuant to this Agreement, including the contents of this Agreement, except "Confidential Information" shall not include information that (i) is or hereafter becomes generally available to the public other than by reason of a default with respect to a confidentiality obligation under this Agreement; or
(ii) was already known to, or independently developed without use of the Disclosing Party's Confidential Information by, the Recipient as evidenced by prior written documents in the Recipient's possession that were received or obtained without violating any provision of this Agreement or any confidentiality obligation owed by a third party to the Disclosing Party; or
(iii) is disclosed to the Recipient by a person who is not in default of any confidentiality obligation to the Disclosing Party; or (iv) is required to be disclosed in compliance with the applicable law of any governmental of competent jurisdiction. Each Recipient agrees to take all commercially reasonable action or, if greater, use the same amount of care to protect the rights of the Disclosing Party in the Confidential Information as Recipient exercises with respect to its own similar confidential and proprietary information.

         10.2. Disclosure to Personnel. Neither party will, and will cause its directors, officers, employees and agents not to, disclose to any Non-Essential Personnel (defined below), or otherwise use for its own benefit (except as may be consistent with its rights expressly granted in this Agreement and in the performance of its obligations hereunder) any Confidential Information. "Non-Essential Personnel" means, with respect to any particular information, any and all persons who are not involved in the design, manufacture, sale, purchase or resale of Products, such party's performance of its other obligations hereunder or otherwise do not have a need to know such information.

         10.3. Return of Confidential Information. Upon the expiration or any earlier termination of this Agreement, each Recipient shall return all Confidential Information and all copies thereof to the Disclosing Party or destroy the same and, in either and both cases, certify to such return or destruction, as the case may be, to the Disclosing Party.

         10.4. Survival of Obligations. The obligations set forth in this
Article 10 will survive until the termination or expiration of this Agreement for any reason.

         10.5. Acknowledgement. The parties acknowledge and agree that any breach of the terms of this Section would cause irreparable harm to the injured party and agree that the injured party shall be entitled, in addition to whatever remedies may otherwise be available under this Agreement or at law, to injunctive relief or other applicable equitable remedies with respect to any such actual or threatened breach.

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         11. [Intentionally Omitted]

         12. Purchase and Sale of Assets.

         12.1 Lease, Purchase and Sale of Assets. Polychem hereby agrees to sell to Supplier, and Supplier agrees to purchase from Polychem, on the Discharge Date, all of Polychem's right, title and interest in and to the following assets of Polychem (collectively, the "Assets"):

                  (a) all equipment, machinery, fixtures, tools, dies, patterns, vehicles, computer hardware and software and furniture listed on Schedule 12.1(a) (collectively, the "Equipment"), and all supplies, spare parts and warranties relating to any of the Equipment;

                  (b) all patents, inventions, discoveries, techniques, processes, methods, formulae, designs, trade secrets, confidential information, know-how and ideas used or useful in connection with the Business to the extent related to the manufacturing process (the "Intellectual Property"); and

                  (c) all books, records, files, ledgers, drawings, specifications and manuals relating to the Business or any of the Assets and all other information relating to the Business or any of the Assets, regardless of the form in which such information appears.

All assets of Polychem other than the Assets are referred to herein as the "Excluded Assets."

         In addition, Polychem has granted Supplier the right to use the Molds as set forth in Section 1.5. As security for the Performance by Polychem of its obligations hereunder, Polychem hereby grants Supplier a security interest in the Molds and the Equipment and all of Polychem's right, title and interest therein and thereto subject, in the case of the Equipment, to the prior liens of GE Capital, Budd, Textron (as to certain items of the Equipment as set forth on Schedule 13.12 hereto) and Public School Employees' Retirement System ("PSERS").

         12.2 Title to Assets.

                  (a) The parties acknowledge that as of the date hereof, the Equipment is subject to the following liens:

                  (i) Liens in favor of GE Capital securing certain purchase money indebtedness of Polychem to GE Capital in the aggregate outstanding principal amount of $164,000 as of March 1, 2002 (the "GE Debt") and other indebtedness of Polychem to GE Capital;

                  (ii) A lien in favor of Budd securing certain obligations of Polychem to Budd (the "Budd Obligations") under a Foreclosure and Note Restructuring Agreement dated as of November 20, 2001 among Polychem, Budd and Paul DeJuliis (the "Budd Agreement") and a judgment lien in favor of Budd arising from a judgment entered in the Court of Common Pleas of Chester County, Pennsylvania in October, 2001;

                  (iii) As to certain items of Equipment, a purchase money lien in favor of Textron securing purchase money obligations to Textron in the outstanding principal amount of $______ (the "Textron Obligations"); and

                  (iv) A lien in favor of PSERS granted pursuant to an Open End Mortgage and Security Agreement dated as of August 24, 1999 between Polychem and PSERS (the "PSERS Lien").

Effective as of the date hereof and continuing until the date on which the Note has been paid in full (the "Discharge Date") and the transfer of title to Supplier on the Discharge Date has occurred, Polychem hereby leases to Supplier and grants to Supplier the exclusive right to use the Equipment. On or before the date on which the GE Debt has been paid in full, Polychem shall cause GE Capital to execute and deliver to Supplier a release of its lien on the Equipment and the Molds, and on or before the Discharge Date, Polychem shall cause Budd, Textron, PSERS and any other person or entity holding a lien or security interest in the Equipment or the Molds to execute and deliver to Supplier a release of its lien on the Equipment and the Molds. On the Discharge Date, Polychem shall execute and deliver to Supplier a bill of sale in form and substance acceptable to Supplier transferring title to the Assets to Supplier free and clear of any and all liens and encumbrances.

                  (b) Notwithstanding any contrary provision of this Agreement, this Agreement and the obligations of Supplier hereunder shall not become effective until Polychem has delivered to Supplier the following (and Supplier shall be entitled to terminate this Agreement as provided in Section 7.2(c) above if the following have not been delivered to Supplier by April 30, 2002):

                  (i) A letter agreement executed by GE Capital in favor of Supplier, in form acceptable to Supplier, to the effect that GE Capital will release and terminate any and all liens it may have against the Equipment or the Molds on or before the earlier to occur of (x) the Discharge Date and (y) the payment in full of the GE Debt;

                  (ii) A letter agreement executed by Budd in favor of Supplier, in form acceptable to Supplier, to the effect that Budd will release and terminate any and all liens it may have against the Equipment or the Molds on or before the earlier to occur of (x) the Discharge Date and (y) the payment in full of the Budd Obligations;

                  (iii) Copies, certified by the Secretary or Assistant Secretary of Polychem, of the Articles of Incorporation and Bylaws of Polychem and resolutions duly adopted by the Board of Directors and (if required by law) shareholders of Polychem approving the transactions contemplated hereby; and

                  (iv) Copies, certified by the Secretary or Assistant Secretary or other appropriate officer of ECESIS, of the Certificate of Organization and Operating Agreement of ECESIS and resolutions duly adopted by the Board of Directors (or equivalent governing body) and (if required by law) members of ECESIS approving the transactions contemplated hereby.

                  (c) Notwithstanding any contrary provision of this Agreement, Supplier shall be entitled to withhold payment of the Purchase Price until Purchaser has delivered to Supplier, and may terminate this Agreement as provided in Section 7.2(c) above unless Purchaser has delivered to Supplier on or before May 31, 2002, the following:

                  (i) A letter agreement executed by Textron in favor of Supplier, in form acceptable to Supplier, to the effect that Textron will release and terminate any and all liens it may have against the Equipment on or before the earlier to occur of (x) the Discharge Date and (y) the payment in full of the Textron Obligations; provided that if Supplier agrees to assume the outstanding Textron Obligations from Polychem, Textron shall not be required to release its lien on the Equipment and Polychem instead shall deliver to Supplier Textron's consent to such assumption as set forth in Section 12(f) below; and

                  (ii) A release executed by PSERS, in form acceptable to Supplier, releasing and terminating the PSERS Lien.

The applicable date on which GE Capital, Budd, Textron or PSERS releases its liens as set forth in Sections 12(b) and 12(c) above is referred to herein as the "Release Date".

                  (d) Polychem acknowledges and agrees that until the release of all of the liens described in Sections 12(b) and 12(c) above on the respective Release Dates, all payments to which Polychem is entitled under the Note shall be made by Supplier as follows:

                  (i) first, directly to GE Capital in repayment of the GE Debt until the earlier of the Discharge Date and the date of payment in full of the GE Debt;

                  (ii) second, upon payment in full of the GE Debt, directly to Textron in payment of the Textron Obligations until the earlier of the Discharge Date and the date of payment in full of the Textron Obligations unless Supplier has elected to assume the Textron Obligations pursuant to paragraph (f) below,

                  (iii) third, upon payment in full or assumption by Supplier of the Textron Obligations, directly to Budd in payment of the Budd Obligations until the earlier of the Discharge Date and the date of payment in full of the Budd Obligations; and

                  (iv) thereafter to Polychem as set forth herein and in the Note (as defined herein).

All such payments to GE Capital, Textron or Budd shall be deemed to be payments of Purchase Price to Polychem for purposes of this Agreement and the Note.

                  (e) In the event that Purchaser defaults in the performance of its obligations under any of the Transaction Documents (defined below), any of its agreements creating or relating to the GE Debt or the security interest of GE Capital in the Equipment, any agreement with Textron with respect to the Textron Obligations, or the Budd Agreement, Supplier shall have the option (the "Option"), but not the obligation, upon written notice to Polychem, GE Capital, Textron and Budd, to pay the outstanding unpaid balance of the Purchase Price directly to GE Capital to the extent of the remaining balance of the GE Debt, then to Textron to the extent of any remaining balance of the Textron Obligations (unless Supplier elects to assume the Textron Obligations pursuant to paragraph (f) below), and then to pay any remaining portion of the Purchase Price to Budd in partial payment of the Budd Obligations (such payments are referred to collectively as the "Pay-Off Payment"), and such Pay-Off Payment to GE Capital, Textron and/or Budd, together with any prior payments of the Purchase Price made or deemed to have been made by Supplier to Polychem, GE Capital, Textron or Budd, shall be deemed full payment of the Purchase Price. Exercise by Supplier of the Option shall not be deemed a waiver by Supplier of any default by Purchaser hereunder and Supplier shall continue to have all remedies available to it under this Agreement.

                  (f) In lieu of making the payments to Textron on the Textron Obligations described in Section 12(c)(ii) above, Supplier may elect, upon written notice to Polychem on or prior to April 30, 2002, to assume the Textron Obligations, in which event Polychem shall cause Textron to consent to an assignment to Supplier of the Textron Obligations, and Supplier shall receive credit against its Purchase Price obligations under the Note in an amount equal to the obligations assumed by Supplier.

                  (g) Upon exercise of the Option, or upon termination of this Agreement pursuant to Section 7.2(c)(ii) above, Supplier may exercise its remedies as a secured party with respect to the Molds and shall have the right to use the Molds to produce Products for any customer, including, without limitation, any past or present customer of Purchaser.

         12.3 [Omitted.]

         12.4 No Assumption of Liabilities. Supplier shall assume and become liable only for such liabilities as arise out of or relate to its ownership or operation of the Assets or its conduct of the Business as conducted by Supplier after the Closing Date and (b) arise out of events first occurring or conditions first existing after the date on which Supplier receives title to all of the Assets free and clear of any and all liens and encumbrances (collectively, the "Assumed Liabilities"). All liabilities which arise out of or relate to the Excluded Assets or, except for the Assumed Liabilities, which arise out of or relate to the Assets or the Business (collectively, the "Excluded Liabilities") shall continue to be liabilities of Polychem. Without limiting the foregoing, Polychem shall remain liable for all product liability claims made with respect to products of the Business manufactured by Polychem sold on or before the Closing Date or and any taxes relating to the Business or the Assets prior to the Closing Date.

         12.5 Purchase Price. The purchase price for the Assets (the "Purchase Price") shall be TWO HUNDRED EIGHTY SEVEN THOUSAND and 00/100 U.S. Dollars ($287,000), which amount shall be payable by Supplier by delivery to Polychem at the closing under this Agreement (the "Closing") of a Promissory Note of Supplier in substantially the form of Exhibit C hereto (the "Note"). The Note shall be payable solely from a portion of the payments made, or deemed to have been made, by Polychem to Supplier under this Agreement. Polychem acknowledges that one item of Equipment a 3-axis CNC milling machine currently requires repair. Polychem agrees to cause such item of Equipment to be repaired prior to shipping it to Supplier, and agrees that if Polychem fails to repair the item, Supplier shall be entitled to cause it to be repaired and the Purchase Price shall be reduced by an amount equal to the cost incurred by Supplier with respect to such repair notwithstanding any contrary provision hereof or of the Note.

         12.6 Assignment of Value. Supplier and Polychem shall use their best efforts to comply with the applicable requirements of the Internal Revenue Code of 1986, as amended (the "Code"), by preparing a schedule to be executed following the transfer of the Assets to Supplier reflecting the allocation of the Purchase Price to the respective Assets, which allocation shall be used by them in preparing their respective income tax returns; provided, that any failure to agree on such allocation shall not relieve either party of its obligations hereunder.

         12.7 Non-Competition. As a condition to Supplier's obligations to pay the Purchase Price, each Purchaser shall have entered into a non-competition agreement (the "Non-Competition Agreement" and, together with this Agreement and the Note and each other document contemplated thereby or hereby, the "Transaction Documents") in substantially the form of Exhibit D attached hereto.

         13. Representations and Warranties of Polychem and ECESIS. Polychem and ECESIS hereby jointly and severally represent and warrant to the Supplier as follows:

         13.1 Organization and Qualification. Polychem is a corporation duly organized, validly existing and in good standing in the Commonwealth of Pennsylvania. ECESIS is a limited liability company duly organized validly existing and in good standing in the State of Delaware. Each of Polychem and ECESIS is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its business makes such qualification necessary, except to the extent that the failure to be so qualified has not resulted in, and is not likely to result in, a material adverse change in the business, operations, financial condition or prospects of the Business (a "Material Adverse Change").

         13.2 Power and Authority. Each of Polychem and ECESIS has the corporate power and authority to own its properties and assets, to conduct its business as presently conducted and to execute, deliver and perform this Agreement.

         13.3 Execution and Binding Effect. This Agreement and each of the Transaction Documents to which it is a party have been duly and validly executed and delivered by Polychem and constitute legal, valid and binding obligations of Polychem enforceable against Polychem in accordance with their respective terms.

         13.4 No Breach, Default, Violation or Consent. The execution, delivery and performance by Polychem of this Agreement and the other Transaction Documents to which it is a party do not and will not:

                  (a) violate Polychem's charter, or ECESIS's certificate of organization or operating agreement or by-laws;

                  (b) breach or otherwise violate any order, writ, judgment, injunction or decree issued by any governmental entity (each a "Governmental Order") which names Polychem or ECESIS or is directed to Polychem or ECESIS, the Business or any of the Assets;

                  (c) violate any law, rule, regulation, ordinance or code of any governmental entity (each a "Governmental Rule"); or

                  (d) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any governmental entity.

         13.5 Financial Information. Polychem has previously delivered to Supplier correct and complete information setting forth, in reasonable detail, Polychem's sales information and operational costs and expenses, as they related to the Business, for the fiscal years ended December 31, 2000 and 1999 and the six months ended June 30, 2001 (the "Operational Statements"). The information contained in the Operational Statements is accurate and correct and represents fairly the operations of Polychem with respect to the Business for the period covered thereby.

         13.6 Litigation. Except as otherwise disclosed on Schedule 13.6, there is no pending or, to the best of Polychem's and ECESIS's knowledge, threatened investigation, action or proceeding against Polychem or ECESIS related to the Business, any of the Polychem Products or any of the Assets by or before any governmental entity or arbitrator, and neither Polychem nor ECESIS has no knowledge of any basis for any such action or proceeding. Schedule 13.6 sets forth a correct and complete list of each investigation, action and proceeding described in the preceding sentence, the parties thereto, the alleged basis therefor, the relief sought therein and the current status thereof.

         13.7 Absence of Certain Changes and Events. Since June 30, 2001:

                  (a) no casualty, loss or damage has occurred with respect to any of the Assets, whether or not the same is covered by insurance;

                  (b) except for write downs not exceeding $10,000 in the aggregate with respect to all the Assets, Polychem has not written down the value of any of the Assets, except in each case in the ordinary course of business and at a rate no greater than during the 12-month period ending on June 30, 2001;

                  (c) Polychem has not waived or released any of its rights with respect to the Business or the Assets or permitted any of such rights to lapse;

                  (d) Polychem has not introduced any material change with respect to the Business, including without limitation with respect to the products or services it sells, the areas in which such products or services are sold, its methods of manufacturing or distributing its products, its marketing techniques or its accounting methods; and

                  (e) no Material Adverse Change, and no event which is likely to result in a Material Adverse Change, has occurred.

         13.8 Governmental Orders. Schedule 13.8 sets forth a correct and complete list of all Governmental Orders which name Polychem or are directed to Polychem and which relate to the Business or any of the Assets, together with the governmental entity who issued the same and the subject matter thereof. Polychem is in compliance with all such Governmental Orders.

         13.9 Business Permits. There are no governmental permits, licenses, franchises, certificates, authorizations, consents or approvals necessary under applicable Governmental Rules held by Polychem with respect to the Business or the Assets ("Business Permits") which are required to be transferred to Supplier or obtained by Supplier in order for Supplier to carry on the Business as now being conducted or to own, occupy or use the Assets. No violations have been recorded against any Business Permit held by Polychem, no citation, notice or warning has been issued by any governmental entity with respect to any such Business Permit, no investigation or hearing has been held by or before any governmental entity with respect to any such Business Permit, Polychem has not received any notice from any governmental entity that it intends to cancel, revoke, terminate, suspend or not renew any such Business Permit and Polychem has no knowledge of any basis for any of the foregoing. Polychem is in compliance with all such Business Permits.

         13.10 Condition of Personal Property. The Equipment is in good repair and operating condition, is suitable for the purposes for which it is used and constitutes all Equipment necessary to conduct the Business as currently conducted. All of the Equipment is located at Polychem's facility located at Franklin Avenue and Grant Street, Phoenixville, PA 19460.

         13.11 Intellectual Property. There are no patents or registered and unregistered copyrights, or any applications therefor, included in the Intellectual Property, (b) licenses or other agreements pursuant to which any Person has the right to use any Intellectual Property owned by Polychem, (c) licenses or other agreements pursuant to which Polychem has the right to use any Intellectual Property owned by others in manufacturing the Products, or any consents which must be obtained, any filings which must be made, or any other actions which must be taken in order to assign or otherwise transfer Polychem's rights in any of the foregoing to Supplier. Polychem has the lawful right to use all of the Intellectual Property, and no such use infringes upon the lawful rights of any other Person. To the best of Polychem's knowledge, no Person is using any intellectual property in a manner which infringes upon the lawful rights of Polychem with respect to the Business or the manufacture of the Products.

         13.12 Title Matters. Except as otherwise disclosed on Schedule 13.12, Polychem has good and marketable title to all Assets, in each case free and clear of all liens, claims and encumbrances of any nature whatsoever (collectively, "Liens").

         13.13 Insurance. Schedule 13.13 sets forth a correct and complete list of all insurance policies of which Polychem is the owner, insured, loss payee or beneficiary and which relate to the Business or any of the Assets and indicates for each such policy any pending claims thereunder. Polychem and ECESIS represent and warrant, with respect to such policies, that (a) there has been no failure to give any notice or present any material claim under any such policy in a timely fashion or as otherwise required by such policy; (b) all premiums under such policies which were due and payable on or prior to the date hereof have been paid in full; (c) no such policy provides for retrospective or retroactive premium adjustments; (d) Polychem has not received notice of any material increase in the premium under, cancellation or non-renewal of or disallowance of any claim under any such policy; (e) Polychem has not been refused any insurance, nor has its coverage been limited by any carrier; and (f) since January 1, 1999, Polychem has maintained, or been the beneficiary of, general liability and product liability policies reasonable, in both scope and amount, in light of the risks attendant to the Business and which provide coverage comparable to coverage customarily maintained by others in similar lines of business, and such policies have been "occurrence" policies and not "claims made" policies.

         13.14 Warranty and Product Liability. Polychem has previously made available to Supplier a correct and complete copy of each express warranty under which it has any warranty obligations and which relate to the Business. No warranty or product liability claims have been made against Polychem with respect to the Business during the five-year period ended December 31, 2001 or between December 31, 2001 and the Closing Date.

         13.15 Brokers. Polychem has not employed or retained, and has no liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.

         13.16 Delivery of Documents; Accurate Disclosure. Polychem has previously delivered to Supplier correct and complete copies of each agreement, document and instrument which Supplier (or its accountants or attorneys) has requested in writing. To Polychem's knowledge, none of the information furnished or to be furnished by Polychem to Supplier or any of its representatives in connection with this Agreement and the other Transaction Documents, and none of the representations and warranties of Polychem set forth herein, in any other Transaction Document or in any certificate delivered in connection herewith or therewith, (a) is or will be false or misleading in any material respect, (b) contains or will contain any untrue statement of a material fact or (c) omits or will omit any statement of material fact necessary to make the same not misleading.

         13.17 Solvency of Polychem. The fair salable value of the business and assets of Polychem, after giving effect to the transactions contemplated by the Transaction Documents, will be in excess of the amount that will be required to pay Polychem's probable liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) on existing debts as they may become absolute and matured. Polychem, after giving effect to such transactions, will not be engaged in any business or transactions, or about to engage in any business or transaction, for which it has taken as a whole an unreasonably small capital, and Polychem has no intent (a) to hinder, delay or defraud any entity to which it is, or will become, on or after the Closing Date, indebted, or (b) to incur debts that would be beyond its ability to pay as they mature.

         14. Representations and Warranties of Supplier. Supplier hereby represents and warrants to Polychem as follows:

         14.1 Organization. PPM is a corporation duly organized, validly existing and in good standing in the State of Connecticut, and Vekton is a corporation duly organized, validly existing and in goodstanding in the State of New Jersey.

         14.2 Power and Authority. Each of PPM and Vekton has the corporate power and authority to own its properties and assets, to conduct its business as presently conducted and to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party.

         14.3 Execution and Binding Effect. This Agreement and each of the Transaction Documents to which it is a party, has been or will be duly and validly executed and delivered by PPM and Vekton and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of PPM and Vekton enforceable against PPM and Vekton in accordance with their respective terms.

         14.4 No Breach, Default, Violation or Consent. The execution, delivery and performance by Supplier of this Agreement and the other Transaction Documents do not and will not:

                  (a) violate the charter or by-laws of PPM or Vekton;

                  (b) breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any contract, agreement, instrument or document to which PPM or Vekton is a party or by which PPM or Vekton or any of their respective properties or assets is bound;

                  (c) breach or otherwise violate any Governmental Order which names PPM or Vekton or is directed to PPM or Vekton or any of their respective properties or assets;

                  (d) violate any Governmental Rule; or

                  (e) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any governmental entity.

         14.5 Brokers. Neither PPM nor Vekton has employed or retained, and has no liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.

         14.6 Solvency of Supplier. The fair salable value of the business and assets of PPM and Vekton, after giving effect to the transactions contemplated by the Transaction Documents, will be in excess of the amount that will be required to pay their respective probable liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) on existing debts as they may become absolute and matured. Neither PPM nor Vekton, after giving effect to such transactions, will be engaged in any business or transactions, or about to engage in any business or transaction, for which it has taken as a whole an unreasonably small capital, and neither PPM nor Vekton has any intent (a) to hinder, delay or defraud any entity to which it is, or will become, on or after the Closing Date, indebted, or (b) to incur debts that would be beyond its ability to pay as they mature.

         15. Indemnification.

         15.1 Indemnification by Polychem and ECESIS. Polychem and ECESIS shall jointly and severally defend, indemnify and hold harmless PPM and Vekton and their respective directors, officers, employees and agents (each a "Purchaser Indemnitee") from and against any and all claims (including without limitation any investigation, action or other proceeding, whether instituted by a third party against a Purchaser Indemnitee or by a Purchaser Indemnitee for the purpose of enforcing its rights hereunder), damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and court costs) that constitute, or arise out of or in connection with:

                  (a) any Excluded Assets or Excluded Liabilities;

                  (b) any misrepresentation or breach of warranty under Section 13 (a "Polychem Warranty Breach");

                  (c) any violation of an Environmental Rule (defined below) and any audit or investigation relating to or arising our of an Environmental Rule and, in each case, relating to the Business and/or the Assets prior to the Closing; or

                  (d) any default by Purchaser in the performance or observance of any of its covenants or agreements hereunder or under any other Transaction Document.

         For purposes of this Section, "Environmental Rule" means any Governmental Rule which relates to Hazardous Substances, pollution or protection of the environment, natural resources or public health or safety, including without limitation any Governmental Rule relating to the generation, use, processing, treatment, storage, release, transport or disposal of Hazardous Substances and any common laws of nuisance, negligence and strict liability relating thereto, together with all rules, regulations and orders issued thereunder, as any of the same may be amended.

         "Hazardous Substance" means any substance which constitutes, in whole or in part, a pollutant, contaminant or toxic or hazardous substance or waste under, or the generation, use, processing, treatment, storage, release, transport or disposal of which is regulated by, any Governmental Rule.

         15.2 Indemnification by Supplier. PPM and Vekton shall jointly and severally defend, indemnify and hold harmless Polychem and its directors, officers, employees, shareholders and agents (each a "Supplier Indemnitee") from and against any and all claims (including without limitation any investigation, action or other proceeding, whether instituted by a third party against a Supplier Indemnitee or by a Supplier Indemnitee for the purpose of enforcing its rights hereunder), damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and court costs) that constitute, or arise out of or in connection with:

                  (a) any of the Assets or Assumed Liabilities or Supplier's operation of the Business after the Closing;

                  (b) any misrepresentation or breach of warranty under Section 14 (a "Supplier Warranty Breach");

                  (c) any default by Supplier in the performance or observance of any of its covenants or agreements hereunder or under any other Transaction Document.

         15.3 Representation, Settlement and Cooperation. If any investigation, action or other proceeding (each a "Proceeding") is initiated against any Purchaser Indemnitee or Supplier Indemnitee (each an "Indemnitee") and such Indemnitee intends to seek indemnification from Polychem or Supplier (each an "Indemnitor"), as applicable, under this Article on account of its involvement in such Proceeding, then such Indemnitee shall give prompt notice to the applicable Indemnitor of such Proceeding; provided, that the failure to so notify such Indemnitor shall not relieve such Indemnitor of its obligations under this Article. Upon receipt of such notice, such Indemnitor shall diligently defend against such Proceeding on behalf of such Indemnitee at its own expense using counsel reasonably acceptable to such Indemnitee; provided, that if such Indemnitor shall fail or refuse to conduct such defense, or such Indemnitee has been advised by counsel that it may have defenses available to it which are different from or in addition to those available to such Indemnitor, or that its interests in such Proceeding are adverse to such Indemnitor's interests, then such Indemnitee may defend against such Proceeding at such Indemnitor's expense. Such Indemnitor or Indemnitee, as applicable, may participate in any Proceeding being defended against by the other at its own expense, and shall not settle any Proceeding without the prior consent of the other, which consent shall not be unreasonably withheld. Such Indemnitor and Indemnitee shall cooperate with each other in the conduct of any such Proceeding.

         15.4 Notice and Satisfaction of Indemnification Claims. Indemnification claims against Polychem and/or ECESIS shall be satisfied by set-off against any amounts due pursuant to Section 12.5 or otherwise due under the Note, prior to being satisfied out of any other funds of Polychem and/or ECESIS. No indemnification claim shall be deemed to have been asserted until the applicable Indemnitor has been given notice by the Indemnitee of the amount of such claim and the facts on which such claim is based. For purposes of Section 15.5, notice of an indemnification claim shall be deemed to cover claims arising out of all related Proceedings so long as, in the case of Proceedings instituted by third parties, the Indemnitee complies with Section 15.3. If the Indemnitee is not Supplier, Polychem or ECESIS, then such notice shall be given on behalf of such Indemnitee by Supplier or Polychem, as applicable. Indemnification claims shall be paid within 30 days after the Indemnitor's receipt of such notice and such evidence of the amount of such claim and the Indemnitor's liability therefor as the Indemnitor may reasonably request.

         15.5 Duration of Certain Indemnification Obligations. Claims for indemnification under Section 15.1 may only be asserted within the following time periods:

                  (a) claims arising out of any Purchaser Warranty Breach under
Section 13.12 (Title Matters) may be asserted at any time;

                  (b) claims arising out of or in connection with any Purchaser Warranty Breach may be asserted at any time if the applicable representation or warranty was fraudulently made; and

                  (c) all other claims may be asserted until the third anniversary of the date hereof.

         16. Miscellaneous.

         16.1 Amendments. This Agreement may be amended only by a writing signed by each of the parties, and any such amendment shall be effective only to the extent specifically set forth in such writing.

         16.2 Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned, pledged or otherwise transferred by any party, whether by operation of law or otherwise, without the prior consent of the other party or parties; provided, that Supplier may assign its rights hereunder to any affiliated company of the Supplier, to a successor by merger, and to any purchaser of substantially all of the assets, and may collaterally assign its rights hereunder to any lender.

         16.3 Consent to Jurisdiction and Service of Process.

                  (a) Each of the parties hereby:

                           (i) irrevocably submits to the jurisdiction of the
Court of Common Pleas of Allegheny County, Pennsylvania and to the jurisdiction of the United States District Court for the Western District of Pennsylvania for the purposes of any action or proceeding arising out of or relating to this Agreement or the other Transaction Documents or the subject matter hereof or thereof and brought by any other party;

                           (ii) waives and agrees not to assert, by way of
motion, as a defense or otherwise, in any such action or proceeding, any claim that (x) it is not personally subject to the jurisdiction or such courts, (y) the action or proceeding is brought in an inconvenient forum or (z) the venue of the action or proceeding is improper; and

                           (iii) agrees that, notwithstanding any right or
privilege it may possess at any time, such party and its property are and shall be generally subject to suit on account of the obligations assumed by it hereunder.

                  (b) Each party agrees that service in person or by certified or registered U.S. mail to its address set forth in Section 16.9 shall constitute valid in personam service upon such party and its successors and assigns in any action or proceeding with respect to any matter as to which it has submitted to jurisdiction hereunder.

                  (c) Notwithstanding the foregoing, any party may at its option bring any action or other proceeding arising out of or relating to this Agreement or any other Transaction Document or the subject matter hereof or thereof against any other party or any of its assets in the courts of any jurisdiction or place where such other party or such assets may be found or where such other party may be subject to personal jurisdiction, and may effect service of process as provided under any applicable Governmental Rule.

                  (d) Each party hereby acknowledges that this is a commercial transaction, that the foregoing provisions for consent to jurisdiction and service of process have been read, understood and voluntarily agreed to by each party and that by agreeing to such provisions each party is waiving important legal rights.

         16.4 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

         16.5 Entire Agreement. This Agreement and the Transaction Documents contain the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.

         16.6 Expenses. Except as otherwise specifically provided herein or in any other Transaction Document, each party shall be responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement and the other Transaction Documents.

         16.7 Further Assurances. The parties shall from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required by applicable Governmental Rules or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, each party agrees to endorse (if necessary) and deliver to the other, promptly after its receipt thereof, any payment or document which it receives after the Closing and which is the property of the other.

         16.8 Governing Law. This Agreement shall be a contract under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the laws of said Commonwealth.

         16.9 Notices. Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder:

                  (a) shall be in writing;

                  (b) shall be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and

                  (c) shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender's telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier.

All such communications shall be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five business days' prior notice:

If to Polychem or ECESIS:               With a copy to:

ECESIS, LLC                             McCausland, Keen & Buckman
Franklin Avenue and Grant Street        Radnor Court, Suite 160
Phoenixville, PA  19460                 259 North Radnor - Chester Road
Attn: Mr. Rex Schutte                   Radnor, PA  19087
Telecopier No.: (610) 935-7151          Attn:  Nancy D. Weisberg
                                        Telecopier No.: (610) 341-1099

If to PPM or Vekton:                    With a copy to:

c/o Ensinger, Inc.                      Cohen & Grigsby, P.C.
365 Meadowlands Blvd.                   11 Stanwix Street, 15th Floor
Washington, PA  15301                   Pittsburgh, Pennsylvania  15222
Attn: Rick Phillips                     Attn: Christopher J. Rayl, Esq.
Telecopier No.: (724)746-4212           Telecopier No.(412) 209-0672

         16.10 Publicity. None of the parties to this Agreement shall make any press release or other public announcement regarding this Agreement or the other Transaction Documents or any transaction contemplated hereby or thereby until the text of such release or announcement has been submitted to the other party and the other party has approved the same.

         16.11 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         16.12 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective heirs, successors and permitted assigns.

         16.13 Waivers. The due performance or observance by the parties of their respective obligations hereunder and under the other Transaction Documents shall not be waived, and the rights and remedies of the parties hereunder and under the other Transaction Documents shall not be affected, by any course of dealing or performance or by any delay or failure of any party in exercising any such right or remedy. The due performance or observance by a party of any of its obligations hereunder or under any other Transaction Document may be waived only by a writing signed by the party against whom enforcement of such waiver is sought, and any such waiver shall be effective only to the extent specifically set forth in such writing.

         16.14 Certain Employee Matters.

                  (a) Nothing in this Agreement (i) requires Supplier to hire, or to offer to hire, any employees of Polychem or ECESIS, (ii) constitutes an offer to employ such employees or (iii) requires Supplier to pay any such persons severance pay in the event of termination of employment.

                  (b) Supplier does not and shall not assume or be responsible for any obligations or liabilities arising out of any employment relationship between Polychem or ECESIS and any employee or former employee. Without limiting the generality of the foregoing, Supplier shall have no liability or obligation in connection with Polychem's or ECESIS's employees or former employees and their beneficiaries for (i) contributions to or payments under employee benefit plans, stock options, programs, arrangements or understandings, (ii) accrued, but unused, sick leave, vacation pay and severance pay, if any, (iii) liabilities or obligations under any collective bargaining agreement or bargaining relationship or (iv) claims, demands, administrative proceedings or suits arising out of or in connection with alleged unlawful employment practices of Polychem or ECESIS.




                            [SIGNATURE PAGE FOLLOWS]

           [SIGNATURE PAGE TO SUPPLY AND EQUIPMENT PURCHASE AGREEMENT]

                                   ECESIS, LLC


                                   By:
                                      -----------------------------------------
                                   Name:
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------


                                   POLYCHEM CORPORATION

                                   By:
                                      -----------------------------------------
                                   Name:
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------


                                   ENSINGER VEKTON, INC.


                                   By:
                                      -----------------------------------------
                                   Name:  Rick Phillips
                                   Title:  President


                                   PUTNAM PRECISION MOLDING, INC.


                                   By:
                                      -----------------------------------------
                                   Name:  Rick Phillips
                                   Title:  President

                                                                SCHEDULE 12.1(a)

                                    EQUIPMENT

Injection molding:

1.       500 Ton HPM, S/N ES-500-V011, 1987
2.       400 Ton HPM, Mod. # 400-TP-30, 1987
3.       350 Ton Van Dorn, S/N 350 RS-30F-849, 1979
4.       200 Ton Van Dorn, S/N 200 RS-14F-1553, 1977
5.       Downstream equipment, auxillary equipment for above

Casting:

6.       Large spinner, condition good (newest of spinners at Polychem)
7.       Option for up to 3 tanks plus nozzles/static mixers
8.       Bucket presses to be used for bucket molds

Machining:

9.       Bandsaw, Tannewitz mod.  GV1E, Approx. 1950, 36" x 36" x 18"
10.      Radial drill press, Ooya Mod. RE-1225H, S/N N79F5D58, age unknown,
         9" x 16"
11.      Tapemate - Fanuc CNC Mill
12. M.M.P. CNC Machining Center, MHP Mod. B-18, S/N 3277, Approx. 1991, 16 tool changer, 30" x 16" x 15"
13. CNC Lathe, Pratt & Whitney Starturn 1200 Universal Lathe S/N 5074-0115, approx. 1980, 8 tool changer, 20" swinger x 42" L
14. CNC Machining Center, Cincinatti Mod. 10vc-1000-B, S/N 50316, approx. 1979, 24 tool changer, 40" x 20" x 25"
15. CNC lathe, Cinturn 18C NC chucking center, S/N 5305C18-76-009, approx. 1985 w/new controller 1999, 30" swing x 36" L, 16x2 tool changer
16. Vertical turret lathe, Cincinatti make, approx. 1940??, 48" swing x 30" H
17. Cincinatti CNC Machining center, Mod. #10VC-1000, Approx. 1979, good condition
18.      Ovilar of Adrian Tool Grinder
19.      Boyer Schultz Surface Grinder
20.      Two portable cable routers
21.      Darex drill sharpener
22.      Large surface grinder
23.      Vacu-move lifter
24.      Ex Cello Tool Grinder
25.      Buffalo multihead drill press - bull sprockets
26.      Doall C-916 Horizontal saw
27.      Morrison Keyseater
28.      Broach
29. Miscellaneous tools: Machine vices, tool holders, chucks, angle plates, toolmaker knee, and mills, cutters, drills, clamps, dividing head, measuring tools, fixtures, cabinets for tools, overhead jib cranes, and anything else useful for machining Polychem wastewater treatment parts.

                                                                   SCHEDULE 13.6

                                   LITIGATION


1. Judgment entered in the Court of Common Pleas of Chester County, Pa in favor of Budd against Polychem (by way of confession of judgment). Judgment relates to an alleged default by Polychem under a Term Note dated March 10, 1995. Polychem filed a petition dated 11/14/01 to open the judgment. Budd and Polychem subsequently entered into the Budd Agreement pursuant to which Budd agreed, among other things, not to exercise remedies so long as no default occurs under the Budd Agreement.

2.       The following open lawsuits:

         o DDP Contracting Company, Inc. v. Polychem ($13,731.10, dispute over invoice for roof repair).

         o Anderson Metals suit ($1,224.77 plus interest and attorney's fees seeking payment of an unpaid invoice relating to a part made for Polychem which Polychem claims was defective).

         o Sterling Publications Ltd. v. Polychem (filed 1/25/02, seeking $6,628 on an unpaid invoice for a transaction that is the subject of a dispute by Polychem).

         o Resources Connection Corp. ($25,970, seeking payment of unpaid balance on personnel services contract which Polychem is disputing based on nonperformance).

3. The Eastwind Group, Inc. ("Eastwind"), formerly the parent of Polychem, filed a Chapter 11 bankruptcy petition in the U.S. Bankruptcy Court for the Eastern District of Pennsylvania on 10/27/00. Eastwind is a guarantor of Polychem's obligations to Budd.

                                                                   SCHEDULE 13.8

                               GOVERNMENTAL ORDERS


1.       The Eastwind bankruptcy filing (See Schedule 13.6)

2.       The Budd judgment described on Schedule 13.6.

                                                                  SCHEDULE 13.12


                                  TITLE MATTERS

1.       Liens in favor of GE Capital (see Section 12.1 of the Agreement).

2. Liens in favor of Budd, including a lien granted under a security agreement entered into by Polychem pursuant to the Budd Agreement and the judgment lien entered 12/3/01 in the Court of Common Pleas of Chester County, PA (see Schedule 13.6 and Section 12.1 of the Agreement)

3. Lien (equipment purchase/lease) on Refurb. 1976 Cincinnati CNC Lathe Model 18C in favor of Textron Financial Corporation, as described in
         Section 12.1 of this Agreement.

4.       The PSERS Lien.

                                                                  SCHEDULE 13.13


                                    INSURANCE

             CATEGORY                               CARRIER                              INSURED LIMITS
Property, Contents, Stock            FGIC Fidelity Guaranty                 Blanket - $12,148,000
                                                                            $10,000 Deductible
                                                                            Business Income & Extra Exp. -
                                                                            $2,000,000

Boiler & Machinery                   Hartford Steam Boiler                  Combined Limit - $10,000,000

General Liability                    FGIC Fidelity Guaranty                 General Aggregate - $2,000,000
                                                                            Products - $1,000,000
                                                                            Personal Injury - $1,000,000
                                                                            Each Occurrence - $1,000,000
                                                                            Fire Damage (Any one fire) -
                                                                            $100,000
                                                                            Medical Exp. (Any one person) -
                                                                            $10,000

Excess Liability                     American International Group           Aggregate - $10,000,000
  (Umbrella Form)                                                           Each Occurrence - $10,000,000
